Exhibit 99

Investor News	NYSE:PEG

For further information, contact:

• Kathleen A. Lally, Vice President – Investor Relations	Phone: 973-430-6565
• Carlotta Chan Lane, Manager – Investor Relations	Phone: 973-430-6596

PSEG ANNOUNCES 2012 THIRD QUARTER RESULTS

$0.68 PER SHARE FROM CONTINUING OPERATIONS

$0.75 PER SHARE OF OPERATING EARNINGS

PSE&G Positioned as Second Largest Owner of Transmission in PJM

Public Service Enterprise Group (PSEG) today reported third quarter 2012 Income from Continuing Operations and Net Income of $347 million or $0.68 per share as compared to $265 million or $0.52 per share for the third quarter of 2011. Including Income from Discontinued Operations, PSEG reported Net Income for the third quarter of 2011 of $294 million or $0.58 per share. Operating earnings for the third quarter of 2012 were $382 million or $0.75 per share compared to the third quarter of 2011 operating earnings of $420 million or $0.83 per share.

Ralph Izzo, chairman, president and chief executive officer, commented that “our third quarter financial results were strong, and, supports our full year operating earnings guidance of $2.25 - $2.50 per share.”

PSEG believes that the non-GAAP financial measure of “Operating Earnings” provides a consistent and comparable measure of performance of its businesses to help shareholders understand performance trends. Operating Earnings exclude the impact of returns/(losses) associated with Nuclear Decommissioning Trust (NDT), certain Mark-to-Market (MTM) accounting and other material one time items. The table below provides a reconciliation of PSEG’s Net Income to Operating Earnings (a non-GAAP measure) for the third quarter. See Attachment 12 for a complete list of items excluded from Income from Continuing Operations in the determination of Operating Earnings.

PSEG CONSOLIDATED EARNINGS (unaudited)

Third Quarter Comparative Results

2012 and 2011

	Income ($millions)		Diluted Earnings Per Share
	2012	2011	2012		2011
Operating Earnings	$382	$420	$0.75		$0.83

Less: Reconciling Items	(35)	(155)	(0.07)		(0.31)
Add: Other Excluded Items

Income from Continuing Operations	$347	$265	$0.68		$0.52

Income from Discontinued Operations		29			0.06

Net Income	$347	$294	$0.68		$0.58

Average Shares			507	M	507	M

Mr. Izzo went on to say, “our results demonstrate the success of a strategy that serves our customers and shareholders well. The flexibility of our generating fleet has allowed us to take advantage of market opportunities as we remain diligent in managing costs. Our investment program remains on track. Our success in obtaining key regulatory approvals necessary for the construction of the Susquehanna – Roseland transmission line enables us to proceed with this critical investment that will provide long lasting benefits to New Jersey’s economy and support double-digit compound annual growth in our regulated operations through 2014.”

Operating Earnings guidance by company for the full year is as follows:

Operating Earnings

($ millions, except EPS)

	2012E	2011A
PSEG Power	$575 - $665	$845
PSE&G	$530 - $560	$521
PSEG Energy Holdings/Parent	$35 - $45	$23

Total	$1,140 - $1,270	$1,389

Earnings Per Share	$2.25 - $2.50	$2.74

He continued by saying “the efforts of our employees to manage costs and execute on a large capital program, unprecedented in our transmission and distribution business, in a disciplined fashion position PSEG for success over the long-term.”

Operating Earnings Review and Outlook by Operating Subsidiary

See Attachment 6 for detail regarding the quarter-over-quarter reconciliations for each of PSEG’s businesses.

PSEG Power

PSEG Power reported operating earnings of $217 million ($0.43 per share) for the third quarter of 2012 compared with operating earnings of $258 million ($0.51 per share) for the third quarter of 2011.

PSEG Power’s earnings were aided by increased dispatch of the combined cycle and peaking fleets in response to demand and a continued strong contribution from the nuclear fleet.

Lower realized prices for energy reduced Power’s earnings by $0.15 per share quarter-over-quarter. The decline in prices reflects lower prices under the Basic Generation Services (BGS) contract as well as lower wholesale prices for power. The contract price for one-third of the BGS related load declined to $84 per MWh on June 1, 2012 from $104 per MWh. The impact on earnings from lower prices incorporates the effect of customer migration away from the BGS contract. An increase in capacity prices increased earnings in the quarter by $0.05 per share. The average price for capacity increased on June 1, 2012 to $153 per MW-day from $110 per MW-day. Power’s quarter-over-quarter earnings continue to benefit from tight controls on expenses at the Fossil stations. A reduction in operating and maintenance expense improved earnings by $0.01 per share.

Output from Power’s generating fleet for the quarter increased 3% from year-ago levels. The increase in output added $0.01 to earnings per share. Production from Power’s combined cycle natural gas fleet increased 17% in the quarter to represent 32% of generation. This level of production represented the highest summer output ever achieved in the history of our combined cycle fleet. The combined cycle fleet’s capacity factor for the quarter improved to approximately 67% from 57% in the year-ago quarter. The PJM fossil fleet also benefited from the increased dispatch of 267 MW of new, more efficient peaking capacity which entered service at Kearny in June. The improved dispatch from the combined cycle and peaking fleet offset a decline in dispatch from Power’s coal-fired fleet which continues to be affected by low gas prices, relative to coal.

Production from the nuclear fleet, which represents over 50% of Power’s generation, increased 2% from the year-ago quarter. The fleet benefited from strong operations at the Salem station which recorded its second highest level of output during its operating life for a summer period. The strong result from Salem and continued strong performance at Hope Creek lifted the nuclear fleet’s average capacity factor in the third quarter to 92% from 90.6% in the year ago quarter. The performance in the quarter has resulted in a year-to-date capacity factor for the fleet of 92.5%. The fleet is expected to operate at a capacity factor of 91% for the year. The full year estimate reflects a scheduled refueling at Salem 2 which began in mid-October 2012, and was interrupted by storm-related safety precautions, as well as the removal of Salem 1 from service to reduce the impact of storm surge on its operations.

Power continues to forecast output for 2012 of 53-54 TWh. Approximately 80% - 85% of output for the remainder of the year is hedged at an average price of $54 per MWh resulting in an average hedge price for the year of $60 per MWh. For 2013, Power has hedged approximately 60% - 65% of its forecast output of 52-54 TWh at an average price of $51 per MWh; for 2014, Power has hedged approximately 30% - 35% of its forecast output of 53-55 TWh at an average price of $49 per MWh. (Average hedge prices exclude the price for capacity embedded in full requirement contracts.)

PSE&G

PSE&G reported operating earnings of $155 million ($0.30 per share) for the third quarter of 2012 compared with operating earnings of $154 million ($0.30 per share) for the third quarter of 2011.

PSE&G’s results were affected by an increase in transmission revenue. An annualized increase in transmission revenue of $94 million effective on January 1, 2012 added $0.03 per share to quarter-over-quarter earnings.

Weather conditions in the third quarter almost exclusively impacted summer related cooling loads. The weather experienced in the summer of 2012 was hotter than normal; but, cooler on average than conditions experienced in the year-ago quarter. As a result of the less favorable weather conditions, electric sales declined 0.6% in the quarter. The decline in sales reduced earnings by $0.01 per share.

PSE&G experienced an increase in O&M which reduced earnings during the quarter by $0.02 per share. The increase reflects higher pension expense and the cost associated with an expansion of its investment in transmission, which more than offset the absence of storm related expenses in the year-ago quarter. Depreciation expense, also associated with the expansion of the company’s investment program, reduced earnings in the quarter by $0.01 per share, but, was offset by other miscellaneous items.

PSE&G received key regulatory approvals required for construction of the Susquehanna – Roseland 500 Kv transmission line from the National Park Service and the NJ Department of Environmental

Protection. This line is scheduled to enter service in mid-2015. PSE&G’s share of the capital cost is forecast to be $790 million. PSE&G’s existing commitment to expand its investment in transmission will position it as the second largest owner of transmission within PJM.

PSE&G filed its 2013 Annual Formula Rate Update with the Federal Energy Regulatory Commission (FERC) in October 2012. The request would provide for an increase in annual transmission revenues of $174 million to be effective on January 1, 2013. The request reflects the costs associated with an expansion in PSE&G’s transmission related investment over the next year.

PSE&G’s capital program and commitment to cost control are expected to support double-digit compound annual growth in earnings over the 2011- 2014 period.

PSEG Energy Holdings/Enterprise

PSEG Energy Holdings/Enterprise reported operating earnings of $10 million ($0.02 per share) for the third quarter of 2012 versus operating earnings of $8 million ($0.02 per share) during the third quarter of 2011. The results for the quarter reflect the continued benefits of a reduction in financing costs which more than offset a decline in income on the lease portfolio from the divestment of leases in late 2011.

Subsequent Events

In late October 2012, high winds, heavy rainfall and the related flooding associated with Hurricane Sandy caused severe damage to our transmission and distribution system throughout our service territory as well as to some of our generation infrastructure in the northern part of New Jersey. The walls of water created by the storm surge flooded a large number of substations along the Passaic, Raritan and Hudson rivers. The magnitude of the flooding in contiguous areas is unprecedented. At the peak of the outages, approximately 1.5 million of our customers were without power due to the storm. In terms of customer outages, this was the most in PSE&G’s history, surpassing both Tropical Storm Irene and the October snowstorm in 2011. With the assistance of mutual aid crews from other utilities, our associates are working to minimize the length of time our customers are without electric or gas service. PSE&G and Power are unable to estimate the possible loss or range of loss related to Hurricane Sandy, however, such costs could be material.

On October 26, 2012, PSE&G filed a petition with the BPU seeking authorization to defer on our books actually incurred, uninsured, incremental storm restoration costs associated with our gas and electric distribution systems. We requested similar relief in August 2011 as Tropical Storm Irene approached. Both requests are currently pending before the BPU. We maintain property insurance for both nuclear and non-nuclear property. We intend to seek recovery from our insurers for any property damage above our self-insured retentions, however, no assurances can be given relative to the timing or amount of such recovery.

Forward-Looking Statement

Readers are cautioned that statements contained in this presentation about our future performance, including future revenues, earnings, strategies, prospects, consequences and all other statements that are not purely historical, are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. When used herein, the words “anticipate”, “intend”, “estimate”, “believe”, “expect”, “plan”, “should”, “hypothetical”, “potential”, “forecast”, “project”, variations of such words and similar expressions are intended to identify forward-looking statements. Although we believe that our expectations are based on reasonable assumptions, they are subject to risks and uncertainties and we can give no assurance they will be achieved. The results or developments projected or predicted in these statements may differ materially from what may actually occur. Factors which could cause results or events to differ from current expectations include, but are not limited to:

•	adverse changes in the demand for or price of the capacity and energy that we sell into wholesale electricity markets,

•

adverse changes in energy industry law, policies and regulation, including market structures and a potential shift away from competitive markets toward subsidized market mechanisms, transmission planning and cost allocation rules, including rules regarding how transmission is planned and who is permitted to build transmission in the future, and reliability standards,

•	any inability of our transmission and distribution businesses to obtain adequate and timely rate relief and regulatory approvals from federal and state regulators,

•	changes in federal and state environmental regulations that could increase our costs or limit our operations,

•

changes in nuclear regulation and/or general developments in the nuclear power industry, including various impacts from any accidents or incidents experienced at our facilities or by others in the industry, that could limit operations of our nuclear generating units,

•	actions or activities at one of our nuclear units located on a multi-unit site that might adversely affect our ability to continue to operate that unit or other units located at the same site,

•	any inability to balance our energy obligations, available supply and trading risks,

•	any deterioration in our credit quality, or the credit quality of our counterparties, including in our leveraged leases,

•	availability of capital and credit at commercially reasonable terms and conditions and our ability to meet cash needs,

•	any inability to realize anticipated tax benefits or retain tax credits,

•	changes in the cost of, or interruption in the supply of, fuel and other commodities necessary to the operation of our generating units,

•	delays in receipt of necessary permits and approvals for our construction and development activities,

•	delays or unforeseen cost escalations in our construction and development activities,

•	any inability to achieve or continue to sustain, our expected levels of operating performance,

•	increase in competition in energy supply markets as well as competition for certain rate-based transmission projects,

•	any inability to realize anticipated tax benefits or retain tax credits,

•	challenges associated with recruitment and/or retention of a qualified workforce,

•	adverse performance of our decommissioning and defined benefit plan trust fund investments and changes in discount rates and funding requirements, and

•	changes in technology and customer usage patterns.

For further information, please refer to our Annual Report on Form 10-K, including Item 1A. Risk Factors, and subsequent reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission. These documents address in further detail our business, industry issues and other factors that could cause actual results to differ materially from those indicated in this presentation. In addition, any forward-looking statements included herein represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements from time to time, we specifically disclaim any obligation to do so, even if our internal estimates change, unless otherwise required by applicable securities laws.

Attachment 1

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

Operating Earnings and Per Share Results by Subsidiary

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Earnings Results ($ Millions)

PSEG Power	$217	$258	$523	$710
PSE&G	155	154	453	422
PSEG Energy Holdings/Enterprise	10	8	53	20

Operating Earnings	$382	$420	$1,029	$1,152

Reconciling Items (a)	(35)	(155)	22	(105)

Income from Continuing Operations	$347	$265	$1,051	$1,047

Discontinued Operations	—	29	—	96

Net Income	$347	$294	$1,051	$1,143

Fully Diluted Average Shares Outstanding (in Millions)	507	507	507	507

Per Share Results (Diluted)
PSEG Power	$0.43	$0.51	$1.03	$1.40
PSE&G	0.30	0.30	0.89	0.83
PSEG Energy Holdings/Enterprise	0.02	0.02	0.11	0.04

Operating Earnings	$0.75	$0.83	$2.03	$2.27

Reconciling Items (a)	(0.07)	(0.31)	0.04	(0.21)

Income from Continuing Operations	$0.68	$0.52	$2.07	$2.06

Discontinued Operations	—	0.06	—	0.19

Net Income	$0.68	$0.58	$2.07	$2.25

(a)	See attachment 12 for details of items excluded from Income from Continuing Operations to compute Operating Earnings.

Attachment 2

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

Consolidating Statements of Operations

(Unaudited, $ Millions)

	Three Months Ended September 30, 2012
	PSEG	PSEG Energy Holdings/ Enterprise (a)	PSEG POWER	PSE&G
OPERATING REVENUES	$2,402	$(319)	$1,038	$1,683
OPERATING EXPENSES
Energy Costs	879	(333)	456	756
Operation and Maintenance	619	(2)	255	366
Depreciation and Amortization	286	10	60	216
Taxes Other Than Income Taxes	24	—	—	24

Total Operating Expenses	1,808	(325)	771	1,362

OPERATING INCOME	594	6	267	321
Income from Equity Method Investments	7	7	—	—
Other Income and (Deductions)	95	1	84	10
Other Than Temporary Impairments	(2)	—	(2)	—
Interest Expense	(106)	2	(35)	(73)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	588	16	314	258
Income Tax Benefit (Expense)	(241)	(5)	(133)	(103)

NET INCOME	$347	$11	$181	$155

OPERATING EARNINGS	$382	$10	$217	$155
Reconciling Items Excluded from Continuing Operations (b)	(35)	1	(36)	—

INCOME FROM CONTINUING OPERATIONS	$347	$11	$181	$155

	Three Months Ended September 30, 2011
	PSEG	PSEG Energy Holdings/ Enterprise (a)	PSEG POWER	PSE&G
OPERATING REVENUES	$2,620	$(619)	$1,398	$1,841
OPERATING EXPENSES
Energy Costs	1,167	(373)	597	943
Operation and Maintenance	603	(1)	262	342
Depreciation and Amortization	263	10	56	197
Taxes Other Than Income Taxes	31	—	—	31

Total Operating Expenses	2,064	(364)	915	1,513

OPERATING INCOME	556	(255)	483	328
Income from Equity Method Investments	1	1	—	—
Other Income and (Deductions)	34	1	27	6
Other Than Temporary Impairments	(8)	—	(8)	—
Interest Expense	(117)	2	(42)	(77)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	466	(251)	460	257
Income Tax Benefit (Expense)	(201)	89	(187)	(103)

INCOME FROM CONTINUING OPERATIONS	265	(162)	273	154
Discontinued Operations, net of tax	29	—	29	—

NET INCOME	$294	$(162)	$302	$154

OPERATING EARNINGS	$420	$8	$258	$154
Reconciling Items Excluded from Continuing Operations (b)	(155)	(170)	15	—

INCOME FROM CONTINUING OPERATIONS	$265	$(162)	$273	$154

(a)	Includes activities at Energy Holdings and the Parent as well as intercompany eliminations.
(b)	See attachment 12 for details of items excluded from Income from Continuing Operations to compute Operating Earnings.

Attachment 3

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

Consolidating Statements of Operations

(Unaudited, $ Millions)

	Nine Months Ended September 30, 2012
	PSEG	PSEG Energy Holdings/ Enterprise (a)	PSEG POWER	PSE&G
OPERATING REVENUES	$7,375	$(1,238)	$3,584	$5,029
OPERATING EXPENSES
Energy Costs	2,819	(1,286)	1,725	2,380
Operation and Maintenance	1,876	4	780	1,092
Depreciation and Amortization	797	28	175	594
Taxes Other Than Income Taxes	73	—	—	73

Total Operating Expenses	5,565	(1,254)	2,680	4,139

OPERATING INCOME	1,810	16	904	890
Income from Equity Method Investments	9	9	—	—
Other Income and (Deductions)	155	5	119	31
Other Than Temporary Impairments	(14)	—	(14)	—
Interest Expense	(310)	7	(97)	(220)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	1,650	37	912	701
Income Tax Benefit (Expense)	(599)	23	(374)	(248)

NET INCOME	$1,051	$60	$538	$453

OPERATING EARNINGS	$1,029	$53	$523	$453
Reconciling Items Excluded from Continuing Operations (b)	22	7	15	—

INCOME FROM CONTINUING OPERATIONS	$1,051	$60	$538	$453

	Nine Months Ended September 30, 2011
	PSEG	PSEG Energy Holdings/ Enterprise (a)	PSEG POWER	PSE&G
OPERATING REVENUES	$8,443	$(1,925)	$4,650	$5,718
OPERATING EXPENSES
Energy Costs	3,740	(1,719)	2,335	3,124
Operation and Maintenance	1,829	5	810	1,014
Depreciation and Amortization	739	25	166	548
Taxes Other Than Income Taxes	102	—	—	102

Total Operating Expenses	6,410	(1,689)	3,311	4,788

OPERATING INCOME	2,033	(236)	1,339	930
Income from Equity Method Investments	8	8	—	—
Other Income and (Deductions)	137	4	119	14
Other Than Temporary Impairments	(13)	(2)	(10)	(1)
Interest Expense	(361)	7	(134)	(234)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	1,804	(219)	1,314	709
Income Tax Benefit (Expense)	(757)	69	(539)	(287)

INCOME FROM CONTINUING OPERATIONS	1,047	(150)	775	422
Discontinued Operations, net of tax	96	—	96	—

NET INCOME	$1,143	$(150)	$871	$422

OPERATING EARNINGS	$1,152	$20	$710	$422
Reconciling Items Excluded from Continuing Operations (b)	(105)	(170)	65	—

INCOME FROM CONTINUING OPERATIONS	$1,047	$(150)	$775	$422

(a)	Includes activities at Energy Holdings and the Parent as well as intercompany eliminations.
(b)	See attachment 12 for details of items excluded from Income from Continuing Operations to compute Operating Earnings.

Attachment 4

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

Capitalization Schedule

(Unaudited, $ Millions)

	September 30, 2012	December 31, 2011
DEBT
Long-Term Debt	$7,479	$7,060
Securitization Debt	785	939
Project Level, Non-Recourse Debt	45	95

Total Debt	8,309	8,094
STOCKHOLDERS' EQUITY
Common Stock	4,836	4,823
Treasury Stock	(606)	(601)
Retained Earnings	6,898	6,385
Accumulated Other Comprehensive Loss	(322)	(337)

Total Common Stockholders' Equity	10,806	10,270
Noncontrolling Interests - Equity Investments	2	2

Total Equity	10,808	10,272

Total Capitalization	$19,117	$18,366

Attachment 5

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, $ Millions)

	Nine Months Ended September 30,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$1,051	$1,143
Adjustments to Reconcile Net Income to Net Cash Flows From Operating Activities	1,260	1,266

NET CASH PROVIDED BY OPERATING ACTIVITIES	2,311	2,409

NET CASH USED IN INVESTING ACTIVITIES	(2,051)	(827)

NET CASH USED IN FINANCING ACTIVITIES	(314)	(620)

Net Decrease in Cash and Cash Equivalents	(54)	962
Cash and Cash Equivalents at Beginning of Period	834	280

Cash and Cash Equivalents at End of Period	$780	$1,242

Attachment 6

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

Quarter-over-Quarter EPS Reconciliation

September 30, 2012 vs. September 30, 2011

(Unaudited)

Attachment 7

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

Year-over-Year EPS Reconciliation

September 30, 2012 vs. September 30, 2011

(Unaudited)

Attachment 8

PSEG POWER LLC

Generation Measures

(Unaudited)

	GWhr Breakdown		GWhr Breakdown
	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Nuclear - NJ	5,490	5,276	15,525	15,583
Nuclear - PA	2,069	2,141	7,079	7,069

Total Nuclear	7,559	7,417	22,604	22,652
Fossil - Coal/Natural Gas - NJ*	694	897	1,101	2,469
Fossil - Coal - PA	1,344	1,414	3,477	4,080
Fossil - Coal - CT	33	225	78	490

Total Coal	2,071	2,536	4,656	7,039
Fossil - Oil & Natural Gas - NJ	3,874	3,211	9,711	8,843
Fossil - Oil & Natural Gas - NY	1,344	1,218	3,719	3,188
Fossil - Oil & Natural Gas - CT	71	44	79	57

Total Oil & Natural Gas	5,289	4,473	13,509	12,088

	14,919	14,426	40,769	41,779

	% Generation by Fuel Type		% Generation by Fuel Type
	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Nuclear - NJ	37%	36%	38%	37%
Nuclear - PA	14%	15%	17%	17%

Total Nuclear	51%	51%	55%	54%
Fossil - Coal/Natural Gas - NJ*	5%	6%	3%	6%
Fossil - Coal - PA	9%	10%	9%	10%
Fossil - Coal - CT	0%	2%	0%	1%

Total Coal	14%	18%	12%	17%
Fossil - Oil & Natural Gas - NJ	26%	22%	24%	21%
Fossil - Oil & Natural Gas - NY	9%	9%	9%	8%
Fossil - Oil & Natural Gas - CT	0%	0%	0%	0%

Total Oil & Natural Gas	35%	31%	33%	29%

	100%	100%	100%	100%

*	Includes Pumped Storage. Pumped Storage accounted for <1% of total generation for the three and nine months ended September 30, 2012 and 2011. Also, 2012 generation includes natural gas fuel switching intervals.

Attachment 9

PUBLIC SERVICE ELECTRIC & GAS COMPANY

Retail Sales and Revenues

(Unaudited)

September 30, 2012

Electric Sales and Revenues

	Three Months Ended	Change vs. 2011	Nine Months Ended	Change vs. 2011
Sales (millions kwh)
Residential	4,640	-0.9%	10,682	-3.9%
Commercial & Industrial	7,833	-0.5%	21,441	-2.0%
Street Lighting	73	19.9%	230	-3.9%
Interdepartmental	3	1.4%	7	-3.3%

Total	12,549	-0.6%	32,360	-2.6%

Revenue (in millions)
Residential	$710	-7.9%	$1,681	-8.9%
Commercial & Industrial	645	-8.6%	1,665	-8.2%
Street Lighting	17	-0.4%	55	0.0%
Other Operating Revenues*	101	-6.0%	275	-6.6%

Total	$1,473	-8.0%	$3,676	-8.3%

	Three Months Ended	Change vs. 2011	Nine Months Ended	Change vs. 2011
Weather Data
THI Hours - Actual	13,546	-7.8%	17,954	-9.8%
THI Hours - Normal	11,291		15,267

*	Primarily sales of Non-Utility Generator energy to PJM and Transmission related revenues.

Attachment 10

PUBLIC SERVICE ELECTRIC & GAS COMPANY

Retail Sales and Revenues

(Unaudited)

September 30, 2012

Gas Sold and Transported

	Three Months Ended	Change vs. 2011	Nine Months Ended	Change vs. 2011
Sales (millions therms)
Residential Sales	82	-11.0%	761	-19.0%
Commercial & Industrial - Firm Sales	32	-5.7%	276	-20.2%
Commercial & Industrial - Interr. & Cogen	22	-55.3%	65	-49.8%

Total	136	-22.6%	1,102	-22.1%

Gas Transported - Firm Sales	64	-2.0%	357	-9.0%
Gas Transported - Non-Firm	445	56.8%	989	38.7%

Revenue (in millions)
Residential Sales	$46	-19.8%	$401	-31.3%
Commercial & Industrial - Firm Sales	16	-22.7%	135	-38.3%
Commercial & Industrial - Interr. & Cogen	9	-63.6%	27	-61.3%
Other Operating Revenues*	40	-2.6%	119	1.4%

Total	$111	-23.1%	$682	-31.2%

Gas Transported	$99	2.9%	$671	-7.0%

	Three Months Ended	Change vs. 2011	Nine Months Ended	Change vs. 2011
Weather Data
Degree Days - Actual	18	-5.6%	2,426	-19.0%
Degree Days - Normal	32		3,100

*	Primarily Appliance Service.

Attachment 11

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

Statistical Measures

(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2012	2011	2012	2011
Weighted Average Common Shares Outstanding (000’s)
Basic	505,914	505,909	505,942	505,959
Diluted	507,111	506,999	507,037	506,963
Stock Price at End of Period			$32.18	$33.37
Dividends Paid per Share of Common Stock	$0.3550	$0.3425	$1.0650	$1.0275
Dividend Payout Ratio*			56.8%	47.7%
Dividend Yield			4.4%	4.1%
Price/Earnings Ratio*			12.9	11.6
Rate of Return on Average Common Equity*			12.1%	14.7%
Book Value per Common Share			$21.36	$20.08
Market Price as a Percent of Book Value			151%	166%
Total Shareholder Return	0.1%	3.3%	0.9%	8.3%

*	Calculation based on Operating Earnings for the 12 month period ended.

Attachment 12

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

Reconciling Items Excluded from Continuing Operations to Compute Operating Earnings

(Unaudited)

Pro-forma Adjustments, net of tax	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Earnings Impact ($ Millions)

Gain (Loss) on Nuclear Decommissioning Trust (NDT) Fund Related Activity (PSEG Power)	$40	$7	$49	$49
Gain (Loss) on Mark-to-Market (MTM) (a) (PSEG Power)	(76)	8	(34)	16
Lease Related Activity (PSEG Energy Holdings)	1	(170)	7	(170)

Total Pro-forma adjustments	$(35)	$(155)	$22	$(105)

Fully Diluted Average Shares Outstanding (in Millions)	507	507	507	507

Per Share Impact (Diluted)

Gain (Loss) on NDT Fund Related Activity (PSEG Power)	$0.08	$0.01	$0.10	$0.10
Gain (Loss) on MTM (a) (PSEG Power)	(0.15)	0.02	(0.07)	0.03
Lease Related Activity (PSEG Energy Holdings)	—	(0.34)	0.01	(0.34)

Total Pro-forma adjustments	$(0.07)	$(0.31)	$0.04	$(0.21)

(a)	Includes the financial impact from positions with forward delivery months.